SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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C-COR.net Corp

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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C-COR.net Corp.

60 Decibel Road

State College, PA 16801 USA

(814) 238-2461/(800) 233-2267

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON OCTOBER 14, 2003

To Our Shareholders:

The Annual Meeting of Shareholders of C-COR.net Corp. will be held on October 14, 2003, at 9:00 a.m. at the Company’s headquarters located at 60 Decibel Road, State College, Pennsylvania, for the following purposes:

1.	To elect four directors, three to serve for full three-year terms expiring in 2006 and one to serve for the final year of a three-year term expiring in 2004, and, in each case, until their respective successors are elected and qualified; and

2.	To ratify the appointment of KPMG LLP as C-COR’s independent auditors for the 2004 fiscal year.

We plan a brief business meeting focused on these items, then we will attend to any other proper business that may arise. We will also offer time for your questions and comments.

Shareholders of record at the close of business on September 5, 2003 are entitled to notice of and to vote at the Annual Meeting and any adjournment or continuation thereof. Your vote is important. Please complete, date and sign the enclosed proxy and return it promptly, or if you prefer, you may use the Internet voting procedures or cast your vote by telephone. If you attend the Annual Meeting, you may vote in person.

WILLIAM T. HANELLY

Chief Financial Officer, Secretary and Treasurer

September 15, 2003

C-COR.net Corp.

60 Decibel Road

State College, PA 16801 USA

(814) 238-2461/(800) 233-2267

Proxy Statement

General Information

This proxy statement and the enclosed proxy card are being mailed to you by the Board of Directors of C-COR.net Corp. starting on or about September 15, 2003. The Board of Directors requests that your shares be represented at the Annual Meeting by the proxies named in the accompanying proxy card. The Annual Meeting will be held on Tuesday, October 14, 2003, at 9:00 a.m. at the Company’s headquarters located at 60 Decibel Road, State College, Pennsylvania.

Who Can Vote

Anyone who owns our common stock, par value $0.05, as of the close of business on September 5, 2003 (the record date), is entitled to one vote per share owned. There were 36,571,189 shares of common stock outstanding on that date.

How to Vote

You may vote by mail using the enclosed proxy card, by telephone, by Internet or by attending the meeting in person. The Board of Directors recommends that you vote in advance by mail, telephone or Internet even if you plan to attend the meeting.

Shares Not Registered in Your Name

If you own your shares in “street name,” meaning that your broker is actually the record owner, you should receive proxy materials from your broker.

How Proxies Work

The Board of Directors is soliciting your “proxy,” which is your authorization for our representatives to vote your shares. The shares represented by your proxy will be voted in accordance with your instructions. The Board of Directors knows of no matters that are likely to be brought before the meeting other than those matters specifically referred to in the Notice of Annual Meeting of Shareholders. If other matters come before the meeting, the persons named in the accompanying proxy will vote in their discretion. Your proxy will be effective for the October 14, 2003 meeting and at any adjournment or continuation of that meeting.

Revoking a Proxy

You may revoke your proxy before it is voted by writing to the Secretary of C-COR, 60 Decibel Road, State College, Pennsylvania 16801, by submitting a new proxy card bearing a later date than the one you wish to revoke, by entering new instructions on either the telephone or Internet voting system, or by attending the meeting and voting in person.

Quorum

In order to carry on each item of business at the meeting, there must be a quorum. This means at least a majority of the shares of our common stock eligible to vote must be represented at the meeting, either by proxy or in person. Votes withheld, abstentions and broker non-votes will be counted for quorum purposes but not for voting purposes and are not considered to be votes cast. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

Voting Requirements

The three director nominees receiving the highest number of votes will be elected to fill the seats on the Board for the class of directors with terms expiring in 2006. The director nominee receiving the highest number of votes will be elected to fill the vacancy on the Board for the class of directors with terms expiring in 2004. Approval of Proposal No. 2 and any other matters brought before the meeting will require the favorable vote of a majority of the votes cast.

Solicitation of Proxies

This solicitation is being made by C-COR, and we will pay the cost of preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. In addition to use of the mails, proxies may be solicited by our officers, directors and other employees by telephone or personal solicitation. We will not pay additional compensation to these individuals. We may pay persons holding stock in their names, or those of their nominees, for their expenses in sending proxies and proxy materials to beneficial owners. We may also hire and pay a professional proxy solicitor.

Electronic Delivery

The 2003 Annual Report on Form 10-K, Notice of Annual Meeting of Shareholders and this proxy statement are also available on our corporate web site at http://www.c-cor.net. In the future, instead of receiving copies of the annual report and proxy materials in the mail, shareholders can elect to receive an e-mail which will provide a link to these documents on the Internet. Opting to receive the annual report and proxy materials online saves us the cost of producing and mailing bulky documents. To give your consent to receive future documents via electronic delivery, please visit our web site and follow the registration procedures for electronic delivery.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Three directors are to be elected to hold office for full three-year terms expiring in 2006, and one director is to be elected for the final year of a three-year term expiring in 2004, and, in each case, until their successors shall have been elected and qualified. The shares represented by your proxy will be voted for the nominees whose names appear herein, unless authority to vote for one or more of such nominees is specifically withheld. In the event any nominee is unable to serve, the persons designated as proxies in the accompanying proxy card reserve full discretion to cast votes for another person.

The three director nominees receiving the highest number of votes cast by shareholders entitled to vote thereon will be elected to serve on the Board of Directors for the class of directors with terms expiring in 2006. The director receiving the highest number of votes cast by shareholders entitled to vote thereon will be elected to serve the final year of a three-year term for the class of directors with terms expiring in 2004. All of the nominees have indicated that they are willing to stand for election and are willing to serve, if elected. If any of the nominees should decline to serve or become unavailable, an event that the Board of Directors does not anticipate, the persons named in the proxy will vote for new nominees designated by the Board of Directors or the Board of Directors will reduce the number of directors accordingly.

The following table sets forth information regarding director nominees as well as continuing directors of C-COR. Unless otherwise indicated, the offices referred to in the table are offices of C-COR.

Name and Age	Principal Occupations and Business During Last Five Years and Current Directorships	Year First Became a Director
To be elected for a term expiring in 2006:

Michael J. Farrell, 53	President, CEO and Chairman of the Board—Farrell & Co., a merchant banking firm specializing in heavy manufacturing companies, since 1982; CEO and Chairman of the Board of Standard Steel, LLC since July 2002; CEO of Freedom Forge Corporation, a producer of rail and industrial forgings, from July 2001 to July 2002. Mr. Farrell assumed the responsibility of CEO of Freedom Forge Corporation concurrent with its filing for protection under Chapter 11 of the U.S. Bankruptcy code. In July 2002, an affiliate of Farrell & Co. and an affiliate of Citicorp Venture Capital, Ltd. purchased substantially all of the operating assets of Freedom Forge Corporation through Standard Steel, LLC (a newly formed company). Director—Federated Investors, Inc., American Alloys, Inc., Neenah Foundry Co. and Pittsburgh Flatroll Company; Board of Visitors—The Pennsylvania State University Smeal College of Business Administration.	1999

Rodney M. Royse, 37	Managing General Partner, RMR Associates, a firm providing buy-side advisory services to financial institutions, since November 2001; Executive Vice President and Chief Financial Officer, MobileForce Technologies, Inc., a company providing mobile workforce management software applications, from December 1999 to June 2001. Partner and Senior Executive Director, Intermedia Partners, a multiple system, broadband network services provider, from July 1990 to October 1999.	2002

Name and Age	Principal Occupations and Business During Last Five Years and Current Directorships	Year First Became a Director

Lance T. Shaner, 49	Chairman and Chief Executive Officer, Shaner Hotel Group LP, a company that invests in hotels, restaurants and commercial real estate, since May 1983; Chairman, Shaner Energy, Inc., an oil and gas distribution company, since December 1988; Chairman, Douglas Oil and Gas L.P., an oil and gas production company, since January 2002.	New Nominee

To be elected for a term expiring in 2004:

Anthony A. Ibargüen, 44	Managing Director, Safeguard Scientifics, Inc., a technology operating company, since January 2002; Chairman and Chief Executive Officer, Ajunto, Inc., a privately held software company, from July 2001 to October 2001; President of Professional Services, Managing Director and Venture Partner, Internet Capital Group, a technology holding company, from December 1999 to June 2001; President of the Americas, President and Chief Operating Officer, Tech Data Corporation, a Fortune 200 distributor of information technology products and services, from September 1996 to December 1999. Director—Smartdisk Corporation.	New Nominee

Continuing Members of the Board of Directors—terms expiring in 2004:

John J. Omlor, 68	President and Chief Executive Officer, John J. Omlor Associates, Ltd., a general business consulting firm, since 1981; Executive Vice President and Chief Financial Officer, Paper Manufacturers Co., a manufacturer of office consumables, from September 1987 to September 1997. Director—Paper Manufacturers Co., FCG, Inc. and PBI International.	1989

Dr. James J. Tietjen, 70	Dean Emeritus, School of Technology Management, The Stevens Institute of Technology, since August 2000; Dean from July 1996 to August 2000.	1987

Continuing Members of the Board—terms expiring in 2005:

David A. Woodle, 47	Chairman since October 2000; Chief Executive Officer since July 1998; Vice President and General Manager, Strategic Systems of Raytheon Systems Company, a company providing computer systems integration services to government and commercial customers, from January 1998 to July 1998; Vice President and General Manager, Raytheon E-Systems, HRB Systems from June 1996 to January 1998.	1998

I. N. Rendall Harper, Jr., 65	President, Chief Executive Officer and Treasurer, American Micrographics Company, Inc., a computer graphics company, since 1977. Partner, Keystone Minority Capital Fund since May 1994. Director—Duquesne University.	1982

Dr. James E. Carnes, 64	Retired; formerly, President and Chief Executive Officer of the Sarnoff Corporation, a company providing industry and government supported electronics, information and biomedical research and development services, from January 1993 to June 2002.	2002

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES PRESENTED.

PROPOSAL NO. 2—APPOINTMENT OF AUDITORS

The Audit Committee of the Board of Directors has appointed KPMG LLP as independent public auditors for C-COR for the fiscal year ending June 25, 2004. Although not required to do so, the Board of Directors is submitting the appointment of KPMG LLP for approval at the Annual Meeting. KPMG LLP has audited C-COR’s financial statements since 1992 and is considered to be well-qualified. If the appointment is not approved, the Audit Committee will reconsider its appointment. Representatives of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement if they so desire and will be available to respond to questions.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND A VOTE FOR PROPOSAL NO. 2, AND PROXIES WHICH ARE RETURNED WILL BE SO VOTED UNLESS A CONTRARY VOTE IS DESIGNATED.

ADDITIONAL INFORMATION

Board of Directors

During fiscal year 2003, non-employee board members received an annual retainer of $10,000 if they did not serve as the chair of any Committee or $15,000 if they served as a chair, and $1,500 for each meeting of the Board of Directors and $1,000 for each meeting of the committees thereof that they attended, except that they received only $500 if a meeting was attended by teleconference. Each director receives a grant of options to purchase 30,000 shares of our common stock upon his or her initial election as a director and an annual grant of options to purchase 7,500 shares of our common stock thereafter. These options have an exercise price equal to the fair market value of the common stock on the date of grant.

The Board of Directors held eight (8) meetings during fiscal year 2003. Each of the incumbent directors attended over 75% of the meetings of the Board of Directors and committees on which they served with the exception of Dr. James E. Carnes who was not elected to the Board until November 6, 2002 and as a result did not attend Board and committee meetings held prior to such date. The standing committees of the Board are the Governance Committee, the Audit Committee, the Compensation Committee and the Strategic Planning Committee. The members of all of these committees are appointed by the Board.

Governance Committee

The Governance Committee is currently comprised of Dr. James J. Tietjen (Chair), Donald M. Cook, Jr., Michael J. Farrell and John J. Omlor. The Governance Committee is responsible for developing, setting and maintaining corporate governance standards and recommending nominees for election to the Board of Directors and as executive officers. The Governance Committee held three (3) meetings during the last fiscal year.

Audit Committee

The Audit Committee is currently comprised of John J. Omlor (Chair), Michael J. Farrell and I. N. Rendall Harper, Jr. Each of the members of the Audit Committee is independent as currently defined under the National Association of Securities Dealers’ listing standards and by Item 7(d)(3)(iv) of Schedule 14A of the Securities Exchange Act of 1934, as amended. The Audit Committee is responsible for determining the adequacy of corporate accounting, financial and operating controls and the engagement of our independent auditors. The Audit Committee meets with our independent auditors to review the services rendered by them to C-COR. During the last fiscal year, the Audit Committee held ten (10) meetings.

The Board has determined that John J. Omlor and Michael J. Farrell are audit committee financial experts, as defined by Securities & Exchange Commission guidelines.

Compensation Committee

The Compensation Committee is currently comprised of Donald M. Cook, Jr. (Chair), Dr. James E. Carnes, I. N. Rendall Harper, Jr. and Rodney M. Royse. The Compensation Committee is responsible for managing C-COR’s stock option plans, the Profit Incentive Plan and approving the compensation of officers of C-COR. No member of the Compensation Committee is an employee of C-COR, or an executive officer of a company on whose board an executive officer of C-COR serves as a director. The Compensation Committee held ten (10) meetings during the last fiscal year.

Strategic Planning Committee

The Strategic Planning Committee, currently comprised of David A. Woodle (Chair), Dr. James E. Carnes, Donald M. Cook, Jr., Michael J. Farrell, I. N. Rendall Harper, Jr., John J. Omlor, Rodney M. Royse and Dr. James J. Tietjen, permits C-COR’s management to discuss strategic planning with experienced directors. The Strategic Planning Committee held one (1) meeting during the last fiscal year.

REPORT OF THE AUDIT COMMITTEE

The primary role of the Audit Committee is to assist the Board of Directors in its oversight of C-COR’s financial reporting process. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for auditing C-COR’s consolidated financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee has reviewed and discussed C-COR’s audited consolidated financial statements with management and the independent auditors. The Audit Committee also has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, relating to communication with audit committees. In addition, the Audit Committee has received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 relating to the independent auditors and their independence from C-COR and its management, and has considered whether the independent auditors’ provision of non-audit services to C-COR is compatible with maintaining the auditors’ independence.

The Audit Committee discussed with C-COR’s independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of C-COR’s internal controls and the overall quality of C-COR’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that C-COR’s audited consolidated financial statements be included in C-COR’s 2003 Annual Report on Form 10-K for the year ended June 27, 2003 for filing with the Securities & Exchange Commission.

In addition, the Board of Directors has determined that all of the members of the Audit Committee are “independent,” as defined in the listing standards of the National Association of Securities Dealers.

Audit Committee

John J. Omlor (Chair)

Michael J. Farrell

I. N. Rendall Harper, Jr.

RELATIONSHIP WITH INDEPENDENT AUDITORS

KPMG LLP has been the independent auditing firm and has audited the financial statements of C-COR and most of its subsidiaries since 1992. In addition to performing the audit of C-COR’s consolidated financial statements, KPMG LLP provided various other services during fiscal year 2003.

For the fiscal years ended June 27, 2003 and June 28, 2002, KPMG LLP billed C-COR aggregate fees as follows:

Audit Fees	2003	2002
Audit Fees	$292,257	$263,916
Audit-Related Fees(1)	$18,000	$16,500
Tax Fees(2)	$201,703	$166,365
All Other Fees	$0	$0

(1)	Audit-related fees for the fiscal years ended June 27, 2003 and June 28, 2002 were for audit of benefit plans.
(2)	Tax Fees for the fiscal year ended June 27, 2003 were for tax compliance and consultation services. Tax Fees for the fiscal year ended June 28, 2002 were for compliance and consultation services.

During the fiscal year ended June 27, 2003 the audit committee implemented procedures to review and approve in advance all services provided by KPMG LLP and, as a result, substantially all services provided by KPMG LLP in the fiscal year ended June 27, 2003 were approved in advance by the Audit Committee.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table shows, as of August 21, 2003, as to each director and nominee for director of C-COR, and as to the Chief Executive Officer and each of the executive officers of C-COR listed in the Summary Compensation Table included elsewhere in this proxy statement, and as to all of C-COR’s directors, director nominees and executive officers as a group (including the Chief Executive Officer), the amount and nature of beneficial ownership of C-COR’s common stock owned by such individuals. All stock with respect to which a person has the right to acquire beneficial ownership within 60 days is considered beneficially owned by that person for purposes of this table even though such stock may not be actually outstanding. Unless otherwise noted, all shares are owned directly with sole voting and sole investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
John O. Caezza	59,712	(1)	*
Dr. James E. Carnes	10,000	(2)	*
Donald M. Cook, Jr.	53,500	(3)	*
Michael J. Farrell	91,000	(4)	*
William T. Hanelly	125,126	(5)	*
I. N. Rendall Harper, Jr.	31,000	(6)	*
Anthony A. Ibargüen	0		*
John J. Omlor	70,500	(7)	*
Gerhard B. Nederlof	104,500	(8)	*
Rodney M. Royse	26,390	(9)	*
Lance T. Shaner	21,000	(10)	*
Dr. James J. Tietjen	62,500	(11)	*
David A. Woodle	537,052	(12)	1.47%
Kenneth A. Wright	75,797	(13)	*
All directors, director nominees and executive officers as a group (19 persons)	1,721,486	(14)	4.71%

*	Represents less than 1% of C-COR’s common stock
(1)	Includes options (exercisable at August 21, 2003 or within 60 days thereof) to purchase 57,500 shares of common stock and 1,485 shares of common stock held by Mr. Caezza’s spouse.
(2)	Includes options (exercisable at August 21, 2003 or within 60 days thereof) to purchase 10,000 shares of common stock.
(3)	Includes options (exercisable at August 21, 2003 or within 60 days thereof) to purchase 44,500 shares of common stock.
(4)	Includes options (exercisable at August 21, 2003 or within 60 days thereof) to purchase 41,000 shares of common stock.
(5)	Includes options (exercisable at August 21, 2003 or within 60 days thereof) to purchase 118,169 shares of common stock and 2,228 shares held for Mr. Hanelly’s account in C-COR’s Retirement Savings and Profit Sharing Plan.
(6)	Includes options (exercisable at August 21, 2003 or within 60 days thereof) to purchase 31,000 shares of common stock.
(7)	Includes options (exercisable at August 21, 2003 or within 60 days thereof) to purchase 44,500 shares of common stock and 20,000 shares of common stock held under a deferred benefit plan of J.J. Omlor Associates, Ltd.
(8)	Includes options (exercisable at August 21, 2003 or within 60 days thereof) to purchase 104,500 shares of common stock.
(9)	Includes options (exercisable at August 21, 2003 or within 60 days thereof) to purchase 20,000 shares of common stock.
(10)	Mr. Shaner has indirect beneficial ownership of 21,000 shares of common stock through his membership in Lion Venture Fund LLC.

(11)	Includes options (exercisable at August 21, 2003 or within 60 days thereof) to purchase 44,500 shares of common stock.
(12)	Includes options (exercisable at August 21, 2003 or within 60 days thereof) to purchase 493,799 shares of common stock and 9,288 shares held for Mr. Woodle’s account in C-COR’s Retirement Savings and Profit Sharing Plan.
(13)	Includes options (exercisable at August 21, 2003 or within 60 days thereof) to purchase 68,750 shares of common stock, 1,363 shares held for Mr. Wright’s account in C-COR’s Retirement Savings and Profit Sharing Plan and 800 shares held by Mr. Wright’s sons.
(14)	Includes options (exercisable at August 21, 2003 or within 60 days thereof) to purchase 1,497,788 shares of common stock and 21,664 shares of common stock held for accounts in C-COR’s Retirement Savings and Profit Sharing Plan.

PRINCIPAL HOLDERS

The following table sets forth the beneficial ownership of C-COR’s common stock of each person who was known by C-COR as of August 21, 2003, to own beneficially more than 5% of the issued and outstanding shares of its common stock. C-COR has relied on information received from each of the shareholders as to beneficial ownership, including information contained on Schedule 13G.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Perkins, Wolf, McDonnell & Company 53 West Jackson Boulevard, Suite 722 Chicago, IL 60604	5,351,950	(1)	14.63%

Citigroup, Inc. 339 Park Avenue New York, NY 10043	3,299,900	(2)	9.02%

Lord, Abbett & Co.	2,726,848	(3)	7.46%

Lazard Asset Management Ltd. 21 Moorfields Street London, UK 2C2P2HT	2,524,430	(4)	6.90%

(1)	Based upon a Schedule 13G dated January 1, 2003 filed by Perkins, Wolf, McDonnell & Company (“Perkins”). Perkins reported sole voting power and sole dispositive power to 221,250 of these shares and shared voting power and shared dispositive power to 5,130,700 of these shares.
(2)	Based upon an amended Schedule 13G dated February 11, 2003 filed by Citigroup, Inc. (“Citigroup”) and Salomon Smith Barney Holdings Inc. (“SSB Holdings”) and Smith Barney Fund Management LLC (“SBF”). SSB Holdings is the sole stockholder of SBF. Citigroup is the sole stockholder of SSB Holdings. Citigroup reported sole voting power and sole dispositive power to none of these shares and shared voting power and shared dispositive power to all of these shares.
(3)	As of June 30, 2003, based on a report by Vickers Stock Research Corporation dated August 18, 2003.
(4)	Based upon a Schedule 13G dated February 14, 2003 filed by Lazard Freres & Co. LLC (“Lazard”). Lazard reported sole voting power to 2,006,230 of these shares and shared voting power to 518,200. Lazard reported sole dispositive power to 2,524,430 shares.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Report of Board of Directors’ Compensation Committee on Executive Compensation

The Compensation Committee is currently comprised of Mr. Cook (Chair), Dr. Carnes, Mr. Harper, and Mr. Royse, none of whom is or has been an officer or employee of C-COR.

The Compensation Committee is responsible for reviewing compensation for senior executives, overseeing the Profit Incentive Plan and administering C-COR’s stock option plans, which include the current Incentive Plan and its predecessors.

The executive compensation programs of C-COR are designed to achieve three fundamental objectives: (1) attract and retain qualified executives; (2) motivate performance to achieve specific strategic objectives of C-COR; and (3) align the interests of senior management with the long-term interests of C-COR’s shareholders. At present, the basic components of the executive compensation program are base salaries, the Profit Incentive Plan and long-term incentive compensation. C-COR also provides broad-based employee benefit plans and certain other executive benefit plans. During fiscal year 2003, the Committee continued to review C-COR’s compensation programs and practices.

Base Salary:    Base salaries for executives, including that of the Chief Executive Officer, are set according to the responsibilities of the position, the specific skills and experience of the individual, the individual’s performance and the competitive market for executive talent. Market data is gathered from salary surveys of comparable companies operating in the same and similar industries. Executive salary levels are targeted to approximate 50th percentile levels and the executives are given the opportunity to exceed this through participation in the Profit Incentive Plan. The Compensation Committee reviews salaries annually and adjusts them as appropriate to reflect changes in market conditions and individual performance and responsibilities.

Profit Incentive Plan:    The Profit Incentive Plan provides variable compensation based on the achievement of profit goals endorsed by the Board of Directors at the beginning of each fiscal year. All full-time active employees are eligible to participate except for employees of certain subsidiaries and employees participating in a sales and marketing or other incentive plans. The plan reflects the Compensation Committee’s belief that employee retention is critical to successful performance and that a meaningful component of executive compensation should be contingent upon the performance of C-COR. In fiscal year 2003, no profit incentive plan was implemented due to changing business conditions. In fiscal year 2004, an incentive plan has been approved by the Board of Directors for consideration of payment based upon achievement of financial objectives.

Long-Term Incentive Compensation:    The Compensation Committee believes that C-COR’s Incentive Plan is an essential tool to align the long-term interests of shareholders and employees, especially executive management. All active, full-time employees of C-COR and its subsidiaries are eligible to receive stock options. Options are normally granted to a portion of the employee base annually. Options may also be issued to a small percentage of new hires dependent upon the level and responsibilities of the position. The size of a grant is based upon the position, responsibilities and expected contribution of the individual as well as the individual’s performance. These options generally vest over a four-year period and are granted at an exercise price equal to the fair market value of C-COR’s common stock at the time of grant. This approach is designed to maximize shareholder value over a long term, as no benefit is realized from the option grant unless the price of C-COR’s common stock has increased over a number of years. In addition to stock options, the Incentive Plan provides for Restricted Stock awards, Performance Shares (which are awards to receive shares of common stock if certain performance goals are met) and Performance Units (which are awards to receive a fixed dollar amount, payable in cash, common stock or a combination of such if certain performance goals are met). Consistent with these purposes, options were granted under the Incentive Plan to certain of C-COR’s executive officers during fiscal year 2003.

C-COR has a Supplemental Retirement Plan for certain executives. Executives who have been eligible to participate in this plan for ten years and remain employees until age 65, will receive a supplemental retirement benefit of $18,000 a year payable for 15 years. Executives who have been eligible to participate in this plan for five years and are age 60 or older or who have been a participant for ten years and are age 55 or older, may elect to retire and receive a reduced supplemental retirement benefit. The CEO/Chairman of the Board is eligible to receive a supplemental retirement benefit of $50,000 per year upon meeting the retirement criteria as established in the C-COR Incentive Plan.

C-COR maintains certain broad-based employee benefit plans in which executives participate. These plans include Retirement Savings and Profit Sharing Plans, life and health insurance plans, and a stock purchase plan. These plans are not directly tied to C-COR’s performance.

The compensation of the Chief Executive Officer in fiscal year 2003 was determined in a manner substantially consistent with that of other executive officers, taking into account the Compensation Committee’s evaluation of C-COR’s need to attract, motivate and retain a highly qualified Chief Executive Officer. Specific terms and provisions of the compensation package were determined as a result of negotiations between the Compensation Committee and the Chief Executive Officer.

Compensation Committee

Donald M. Cook, Jr. (Chair)

Dr. James E. Carnes

I.N. Rendall Harper, Jr.

Rodney M. Royse

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation received by certain executive officers of C-COR.

	ANNUAL COMPENSATION			LONG-TERM COMPENSATION AWARDS
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Restricted Stock ($)	Securities Underlying Options (#)	All Other Compensation ($)(2)
David A. Woodle(3) Chief Executive Officer	2003 2002 2001	319,230 299,998 298,075	— 195,966 90,368	— — —	200,000 75,000 338,066	19,730 30,334 177,234

John O. Caezza(4) President, Broadband Communications Products Division	2003 2002 2001	215,000 186,058 —	— 59,287 —	— — —	40,000 155,000 —	12,900 9,923 —

William T. Hanelly(5) Chief Financial Officer, Secretary and Treasurer	2003 2002 2001	200,000 193,077 156,696	— 65,322 30,123	— — —	35,000 27,000 110,226	12,000 11,585 62,326

Gerhard B. Nederlof(6) Vice President EuroPacific Business	2003 2002 2001	195,675 174,818 151,113	— 65,322 30,123	— — —	15,000 15,000 20,000	— — 57,601

Kenneth A. Wright(7) Chief Technology Officer	2003 2002 2001	199,992 199,992 120,764	— 65,322 —	— — —	15,000 25,000 125,000	11,231 13,959 38,662

(1)	Consists of payments under C-COR’s Profit Plan and Incentive and Retention Plan, unless otherwise indicated.
(2)	Consists of C-COR’s matching contributions to C-COR’s employees’ retirement savings plans for the account of the person indicated and amounts payable under C-COR’s Incentive and Retention Plan to the person indicated if such person remains a C-COR employee for a set period of time.
(3)	C-COR’s Board of Directors elected Mr. Woodle as C-COR’s President and Chief Executive Officer on June 16, 1998, to be effective July 20, 1998, and as the Chairman in October 2000.
(4)	Mr. Caezza was appointed President—Broadband Communications Products Division in August 2001.
(5)	Mr. Hanelly was appointed Vice President—Finance, Secretary and Treasurer in October 1998 and to his present position in August 2001.
(6)	Mr. Nederlof was appointed Vice President—EuroPacific Business in August 2001.
(7)	Mr. Wright was appointed Chief Technology Officer in October 2000.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information concerning the grant of stock options during fiscal year 2003 to the executive officers named in the summary compensation table. All such grants were made under the Incentive Plan.

	Individual Grant
	Number of Securities Underlying Options Granted(1) (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(2)
Name					5%($)	10%($)
David A. Woodle	200,000	10.8%	3.60	11/20/2010	171,880	411,690

John O. Caezza	40,000	4.3%	3.60	11/20/2010	68,752	164,676

William T. Hanelly	35,000	3.8%	3.60	11/20/2010	60,158	144,092

Gerhard B. Nederlof	15,000	1.6%	3.60	11/20/2010	25,782	61,754

Kenneth A. Wright	15,000	1.6%	3.60	11/20/2010	25,782	61,754

(1)	Represents options granted under C-COR’s Incentive Plan to acquire shares of common stock. The options were granted at an exercise price equal to the fair market value of C-COR’s common stock. The options become exercisable in increments of 25% per year over four years, beginning on the first anniversary of the date of grant.
(2)	Potential realizable value is based on the assumed annual growth rates of the market price of the common stock of 5% and 10% required by the Securities & Exchange Commission and these rates are not intended to forecast future appreciation of C-COR’s stock price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

The following table sets forth information concerning the exercise of stock options during fiscal year 2003 by the executive officers named in the summary compensation table.

			Number of Unexercised Options At FY End (#)	Value of Unexercised In-the-Money(1) Options FY End ($)(2)
Name	Shares Acquired On Exercise (#)	Value Realized($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
David A. Woodle	0	0	471,783/380,783	0/104,000

John O. Caezza	0	0	38,750/156,250	0/41,600

Douglas W. Engerman	0	0	38,250/99,750	0/26,000

William T. Hanelly	0	0	104,363/130,363	0/36,400

Kenneth A. Wright	0	0	68,750/96,250	0/15,600

(1)	“In-the-Money” options are options with an exercise price less than the market price of C-COR’s common stock at June 27, 2003.
(2)	Based on the market value of $4.64 per share on June 27, 2003.

LONG-TERM INCENTIVE PLAN—AWARDS IN LAST FISCAL YEAR

The following table sets forth information concerning the number of Performance Units granted in fiscal year 2003 under C-COR’s Incentive Plan to the executive officers of the Company named in the Summary Compensation Table. Mr. Caezza, Mr. Nederlof and Mr. Wright did not receive any long-term incentive awards in fiscal year 2003 and, accordingly, are not included in the table.

			Estimated future Payouts under Non-Stock Price-Based Plans (1)
Name	Number of Shares, Units or Other Rights (#)(1)	Performance or Other Period Until Maturation or Payout(1)	Threshold ($)	Target ($)	Maximum ($)
David A. Woodle	10 Performance Units	11/6/06	0	500,000	2,700,000
William T. Hanelly	10 Performance Units	11/6/06	0	200,000	1,080,000

(1)	Performance Units awarded under C-COR’s Incentive Plan will only be paid if named executive officers meet specified performance targets tied to increasing shareholder value. The Performance Units have various values and replace Performance Units granted in fiscal year 2001.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

In June 1998, C-COR and Mr. Woodle entered into an employment agreement which was reviewed by the Compensation Committee and amended on June 22, 1999, June 7, 2002, and June 15, 2003 (as so amended, the “Agreement”). Pursuant to the Agreement, Mr. Woodle has agreed to serve as Chairman and Chief Executive Officer of C-COR for a term of ten years ending on July 30, 2008. The Agreement provides for an annual base salary of $200,000 (subject to annual review by the Committee), as well as certain fringe benefits. The Compensation Committee increased Mr. Woodle’s annual base salary to $250,000 for fiscal year 2000, to $300,000 in July 2000 and to $400,000 commencing on July 1, 2002 and continuing through the remaining term of the Agreement; however, the salary increase scheduled to occur on July 1, 2002 was delayed for consideration of implementation until 2003, and, effective April 5, 2003, the salary of $400,000 was implemented. The Agreement further provides that Mr. Woodle is eligible to participate in C-COR’s Profit Incentive Plan then in effect and that he will be entitled to a supplemental retirement benefit with an annual benefit of $50,000 commencing on Mr. Woodle’s retirement and continuing until his death in accordance with and subject to the definitions of retirement as outlined in C-COR’s Incentive Plan. The Agreement also provides that in the event that Mr. Woodle’s employment with C-COR is terminated involuntarily within 18 months of a change of control (defined as ownership of 30 percent or more of C-COR’s voting stock or a merger, sale of 50 percent or more of the assets of C-COR or a change in a majority of directors), Mr. Woodle would be entitled to receive five times his annual salary, five times C-COR’s annual 401(k) matching contribution and five times the annual deferral contributions to C-COR’s Supplemental Executive Retirement Plan. Mr. Woodle would also receive an amount in cash equal to five times the average awards from the Profit Incentive Plan awarded to Mr. Woodle over the prior five years and continuation of health and other insurance programs and other fringe benefits for a period of five years or a cash payment in lieu of such benefits. In addition, all outstanding options held by Mr. Woodle would become immediately exercisable and remain exercisable until the original expiration date of such options. If payments by C-COR or deemed compensation Mr. Woodle receives pursuant to the agreement result in his becoming subject to “excise tax” under Section 4999 of the Code, C-COR is obligated to pay an additional amount required to “gross up” such amount paid by Mr. Woodle in excise taxes. Mr. Woodle will be entitled to the same benefits described above if, within 18 months following such a change of control, he resigns based on his good faith belief that his status or responsibilities with C-COR has or have diminished subsequent to a change of control.

In addition, C-COR has change of control agreements with nine executives, in addition to the previously described agreement with Mr. Woodle, which become effective upon a change in control of C-COR, as defined in the agreements. In the event of a change in control, all outstanding stock options become immediately exercisable without regard to whether the executive’s employment is terminated by reason of such change in control. In the event an executive is terminated involuntarily within 18 months after a change in control, the executive shall be entitled to: (a) two to three times annual salary, depending on such executive’s position; (b) two to three times C-COR’s annual matching contribution to the Retirement Savings and Profit Sharing Plan and deferral contributions to the Supplemental Executive Retirement Plan, depending on such executive’s position; (c) the sum of the prior two to three years’ awards from the Profit Incentive Plan then in effect, depending on such executive’s position; (d) 24 months’ to 36 months’ coverage under C-COR’s various health insurance plans, depending on such executive’s position; and (e) benefits payable under the Supplemental Retirement Plan, even if the executive has not yet attained age 55. If the executive resigns within 18 months after a change in control, the executive shall be entitled to the same benefits as from an involuntary termination if: (a) the executive determines there has been a significant change in his/her responsibilities or duties; or (b) the executive’s base salary is reduced by more than ten percent; or (c) the executive is required to relocate more than 40 miles from his/her former place of work. If payments by C-COR or deemed compensation the executive receives pursuant to the agreement result in the executive becoming subject to “excise tax” under Section 4999 of the Code, C-COR shall pay such executive an additional amount required to “gross up” such amount paid by the executive in excise taxes. Additionally, C-COR is responsible for the fees and expenses of counsel (up to a maximum of $500,000) and any additional amount required to “gross up” the amount paid to cover federal and state income taxes payable by such executive relating to such payments that the executive incurs in the enforcement of his or her rights under this agreement by litigation or other legal action.

PERFORMANCE GRAPH

The following graph compares the five-year cumulative total return of C-COR’s common stock with the cumulative total return of the SIC Code 366 Index, the cumulative total return of the peer group index constructed and depicted previously, and the Nasdaq Market Index based on an assumed investment of $100 on June 26, 1998, in each case assuming reinvestment of all dividends.

The peer group index consists of Harmonic, Inc. and Scientific-Atlanta, Inc. The peer group selected by C-COR consists of companies that C-COR competes with in providing products and services to its customer base. For fiscal year 2002, the peer group also included Arris Group, Inc. We have excluded Arris Group, Inc. this year due to their disposition of a product line with which we competed. Due to the diminished size of the peer group, we have decided to replace the peer group index with the SIC Code 366 Index which includes all of the companies transacting business in the communications equipment market and sharing SIC Code 366.

Assumes $100 Invested on June 26, 1998

Assumes Dividend Reinvested

Fiscal Year Ending June 27, 2003

Comparison of Five-Year Cumulative Total Return

Among C-COR.net Corp.,

Nasdaq Market Index, the SIC Code 366 Index and

Peer Group Index

	Fiscal Year Ended
	6/26/1998	6/25/1999	6/30/2000	6/29/2001	6/28/2002	6/27/2003
C-COR.net Corp.	100.00	141.26	302.10	134.27	78.32	51.92
NASDAQ Market Index	100.00	140.14	210.86	116.77	79.21	88.08
SIC Code 366 Index	100.00	131.31	247.70	88.48	39.75	40.88
Peer Group Index	100.00	154.18	576.70	310.73	125.69	179.35

CERTAIN TRANSACTIONS—SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires C-COR’s officers and directors, and persons who own more than ten percent of a registered class of C-COR’s equity securities, to file with the Securities & Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of C-COR. Officers, directors and ten-percent shareholders are required by Securities & Exchange Commission regulation to furnish C-COR with copies of all Section 16(a) forms they file. To C-COR’s knowledge, based solely on a review of the copies of such reports furnished to C-COR and written representations that no other reports were required during fiscal year 2003, its officers, directors and ten-percent shareholders complied with all applicable Section 16(a) filing requirements except that: (i) a Form 4 was not filed timely by each of Ms. Mary Beahm, Mr. John Caezza, Mr. David Eng, Mr. Douglas Engerman, Mr. William Hanelly, Mr. Paul Janson, Mr. Gerhard Nederlof, Mr. David Woodle (for two separate stock option grants), Mr. Kenneth Wright and Mr. Joseph Zavacky for stock options granted to such officers; (ii) a Form 4 was not timely filed by Mr. Frank Rusinko with respect to stock he acquired by exercising a stock option; and (iii) Mr. David Woodle was late filing Form 4 with respect to twelve transactions in which he acquired phantom stock units under C-COR’s Supplemental Executive Retirement Program.

DEADLINE FOR SHAREHOLDERS’ PROPOSALS

If a shareholder wishes to submit a proposal to be included in the proxy materials for the 2004 Annual Meeting of Shareholders, C-COR must receive such proposal by May 17, 2004. Shareholder proposals to be presented at the 2004 Annual Meeting of Shareholders, but not included in the related proxy material, must be received no later than July 30, 2004. We are not required to include a shareholder proposal in the proxy materials relating to the 2004 Annual Meeting of Shareholders if such proposal does not meet all of the requirements for inclusion established by the Securities & Exchange Commission and our Bylaws in effect at that time.

OTHER MATTERS

Management does not know of any matters to be brought before the meeting other than those referred to herein. As previously discussed, if any other matters properly come before the meeting, the persons designated as proxies in the accompanying proxy card will vote thereon in accordance with their best judgment.

It is important that proxies be returned promptly. Please sign and date the enclosed form of proxy and return it by mail or vote by telephone or the Internet.

By order of the Board of Directors,

William T. Hanelly

Chief Financial Officer, Secretary and Treasurer

September 15, 2003

[PROXY CARD]

C-COR.net Corp. State College, PA	Proxy Solicited on Behalf of the Board of Directors of C-COR.net Corp. for Annual Meeting of Shareholders to be held October 14, 2003

PROXY

The undersigned hereby appoints David A. Woodle, I. N. Rendall Harper, Jr. and Dr. James E. Carnes, and each of them, attorneys and proxies, with power of substitution in each of them to vote and act for and on behalf of the undersigned at the Annual Meeting of Shareholders of C-COR.net Corp. to be held on Tuesday, October 14, 2003, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion upon such other business as may come before the meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith, copies of which have been received by the undersigned; hereby ratifying and confirming all that said attorneys and proxies may do or cause to be done by virtue hereof.

It is agreed that unless otherwise marked on the reverse hereof said attorneys and proxies are appointed WITH authority to vote for the election of directors and for the other proposals set forth on the reverse hereof and to vote in their discretion on such other business as may properly come before the meeting.

(IF YOU ARE VOTING BY MAIL, PLEASE FILL IN, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE)

1. ELECTION OF DIRECTORS

FOR all nominees listed at right (except as marked to the contrary below)		Nominees: For a term expiring in 2006: Michael J. Farrell Rodney M. Royse Lance T. Shaner For a term expiring in 2004: Anthony A. Ibargüen
☐

WITHHOLD AUTHORITY to vote for all nominees listed at right	☐

To withhold authority to vote for any individual nominee, write that nominee’s name in the space below.

2. Ratify the appointment of KPMG LLP as C-COR.net Corp.’s independent auditors for the fiscal 2004 year.

FOR ☐	AGAINST ☐	ABSTAIN ☐

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Signature	Signature Dated , 2003
(SEAL)	(SEAL)

NOTE: Signature should be the same as the name printed above: executors, administrators, trustees, guardians, attorneys and officers of C-COR should add their title when signing.

YOUR CONTROL NUMBER IS	C-COR.NET CORP.

VOTE BY TELEPHONE OR INTERNET

C-COR.NET CORP. encourages you to take advantage of the new and convenient ways to vote your shares on proposals covered in this year’s proxy statement. You may vote by mail or choose one of the two voting methods outlined below to vote your proxy. This year, voting has been made easier than ever.

VOTE BY TELEPHONE

There is NO CHARGE for this call. On a touch-tone telephone, call TOLL FREE 1-800-PROXIES to vote your proxy—24 hours a day, 7 days a week. You will need to have the above proxy card in hand when you call and your control number located in the box in the upper left corner of this voting form. Then follow the instructions that are provided.

VOTE BY INTERNET	Vote on the Internet 24 hours a day, 7 days a week. Here is the address:

“www.voteproxy.com”

You will need this voting form in hand when you access the website and your control number. Then follow the instructions that are provided.